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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
RAVISENT Technologies Inc.:

We consent to incorporation by reference in the registration statement (No. 333-94417) on Form S-8 of RAVISENT Technologies Inc. of our reports dated March 8, 2000, relating to the consolidated balance sheets of RAVISENT Technologies Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity (deficiency), and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 1999, which reports appear in the December 31, 1999 annual report on Form 10-K of RAVISENT Technologies Inc.

KPMG LLP

Philadelphia, Pennsylvania
March 29, 2000